Exhibit 10.1

Execution Copy

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated April 10, 2015 (the “Closing Date”), is entered into by and between: (a) TSJ STAFFING, LLC, an Ohio limited liability company (“Buyer”) and (b) KABLE STAFFING RESOURCES LLC, a Delaware limited liability company (“Seller”). Buyer and Seller are sometimes collectively referred to as the “Parties” and each, individually, as a “Party”.

RECITALS:

WHEREAS, on the terms and conditions of this Agreement, Seller desires to sell, assign, and transfer, and Buyer desires to purchase, all of the Assets (as defined below) which are used by Seller in the operation of its employment staffing business (the “Business”); and

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties, intending to be legally bound, agree and covenant as follows:

1.          Assets. Subject to the terms and conditions hereof, at the Closing (as defined in Section 6), Seller shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller: (a) all of the owned and leased equipment, properties, machines, furniture, agreements (including, without limitation, customer agreements, telecommunications agreements, computer hardware or software agreements, payroll services agreements, etc.), inventory, trade names, software, licenses, web sites, domain names, and other assets of Seller, including, without limitation, to the extent applicable, Seller’s customer list and the goodwill of the Business and (b) all of Seller’s right, title and interest to the names “Kable Staffing” and “Kable Staffing Resources” and all derivations thereof (all of the foregoing items referenced in (a) and (b) being the “Assets”). Notwithstanding the foregoing sentence, the Assets shall not include the Excluded Assets. “Excluded Assets” mean the corporate seals, charter documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller, the rights that accrue or will accrue to Seller under this Agreement or any agreements contemplated hereby, Seller’s cash and cash equivalents on hand and cash and cash equivalents in bank, checking or other accounts, worker’s compensation deposits (if any) and any refund with respect to worker’s compensation premiums for periods on or prior to the Closing Date, accounts receivables for services rendered on or prior to the Closing Date (“Seller’s Accounts Receivables”), and all credits, prepaid expenses, deferred charges, advance payments, security deposits, tax assets, tax returns of Seller and all books and records related thereto, insurance policies and proceeds and rights thereunder, personnel records, all claims with respect to debtors or debtors-in-possession subject to proceedings under the United States Bankruptcy Code and intercompany amounts.

2.          Purchase Price; No Assumption of Liabilities or Obligations. In consideration for the

Assets, Buyer agrees to pay Seller Two Hundred Fifty Thousand Dollars ($250,000) (the “Purchase Price”). The Purchase Price shall be payable in immediately available funds at Closing. The Purchase Price shall be allocated as follows: (a) $0 to tangible personal property and (b) $250,000 to goodwill. Except as otherwise expressly provided herein, Buyer is not assuming any liabilities or obligations of Seller, whether contractual or otherwise, and Seller will satisfy and perform its own liabilities and obligations. Notwithstanding the foregoing sentence, Buyer shall, at Closing assume and discharge or perform when due all of the Assumed Liabilities. “Assumed Liabilities” means all of Seller’s obligations and liabilities relating to or arising out of Seller’s Office Lease or Seller’s post-closing obligations and liabilities with respect to the Assets. “Seller’s Office Lease” means that certain Shopping Center Lease, dated June 4, 2013, between R&B Investment Company, as Landlord, and Seller, as Tenant, a complete copy of which including all amendments and modifications is attached as Exhibit A. On the Closing Date, Buyer shall pay Seller an additional One Thousand Five Hundred Dollars ($1,500) in exchange for Seller assigning its right to the deposit held by the landlord pursuant to the Seller’s Office Lease. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 30 days thereafter, the personal property taxes, water, gas, electricity and other utilities, telecommunications fees, software license and maintenance fees, local business or other license fees or taxes, and other similar periodic charges payable with respect to the Assets or the Business shall be prorated between Buyer and Seller effective as of the Closing Date. To the extent practicable, utility meter readings shall be determined as of the Closing Date.

3.          Representations, Warranties and Covenants of Seller. Seller hereby represents, warrants, and covenants to Buyer as follows:

(a)          Organization. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of State of Delaware. Seller is duly qualified to transact business in the State of Ohio.

(b)          Authority. The execution, delivery and performance of this Agreement and all agreements contemplated hereby have been duly authorized by all necessary action on the part of Seller and the person executing this Agreement on behalf of Seller is duly authorized to do so.

(c)          No Restrictions.  Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will violate any: (i) order, ruling, judgment or decree of any court or agency of government having jurisdiction over Seller; or (ii) Seller’s organizational documents.

(d)          Title. Other than the lien on the Assets of PNC Bank, N.A., to be released at Closing, Seller has good and marketable title to, and has sole possession and control of, each of the Assets, free and clear of all mortgages, liens, pledges, charges, restrictions, interests, defects of title, claims or rights of others or other encumbrances, and, at the Closing, Seller shall transfer the same to Buyer free and clear of all mortgages, liens, pledges, charges, restrictions, interests, defects of title, claims or rights of others or other encumbrances.

(e)          Employees. Except with respect to an Executive Incentive Compensation Program, dated September 2, 2014, with Margot McDonald, Seller is not a party to any employment agreement, collective bargaining agreement, pension agreement or other agreement which provides benefits to or for or otherwise relating to any of its employees. Except for the Retirement Plan for Employees of AMREP Corporation, as amended and restated, and the defined contribution plan, health plans and welfare benefit plans maintained by Seller and its affiliates, Seller does not maintain or contribute to any employee benefit plan (as defined in the Employer Retirement Income Security Act of 1974, or as amended (“ERISA”). Exhibit B contains a true and correct list of all employees of Seller (other than temporary employees), and the salary and wages and payable to each.

(f)          Financial Statements. Attached as Exhibit C are the following financial statements of Seller: (i) income and expense statement for calendar years 2012, 2013, and 2014 and fiscal year to date through January 31, 2015, (ii) February 28, 2015 Balance Sheet of Seller, and (iv) list of accounts payable of Seller as of February 28, 2015 (collectively, together with an additional financial information as is provided to Buyer, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied in accordance with past practices, and accurately and fairly present in all material respects the financial condition of Seller as of their respective dates, subject in the case of the unaudited financial statements to normal year-end adjustments and the absence of footnotes and similar presentation items therein.

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(g)          Proprietary Rights.  To Sellers’ Knowledge, Exhibit D contains a complete and accurate list of all web sites, domain names, trade names, trade marks, service marks, copyrights and patents, and applications therefor and licenses thereof, owned or used by Seller (the “Proprietary Rights”). To Sellers’ Knowledge, there is no reason why all rights, title and interests in and to the Proprietary Rights would conflict with, violate or infringe the rights of others. “Seller’s Knowledge” or any similar phrase means the current actual knowledge of Seller’s board of managers as set forth in any documentation in such persons’ possession prior to the Closing Date and not requiring any inquiry or investigation.

(h)         Litigation.  To Seller’s Knowledge and other than the Hutchinson Litigation, there is no claim, action, suit or legal or administrative, arbitration or proceeding before any judicial, governmental or regulatory authority pending or threatened against Seller.  “Hutchinson Litigation” means the case captioned “Steve Hutchinson v. Kable Staffing Resources LLC”, case number A1500017, pending in Hamilton County, Ohio.  Unless Buyer prevents Seller from controlling all decisions of the defendant in the Hutchinson Litigation, including the decision on whether to settle or litigate the case (subject to the Settlement Parameters), how to defend the case and the selection of counsel to defend Seller in the case: (i) Seller shall be responsible for up to $10,000 of the fees and costs of the counsel representing Seller in such case after all available insurance and indemnities, if any, have been exhausted and (ii) Buyer shall promptly reimburse Seller for any fees and costs of the counsel representing Seller in excess of $10,000.  “Settlement Parameters” mean that Buyer has consented to any settlement in excess of $15,000 and that Buyer’s consent to any settlement equal to or less than $15,000 shall not be required.  If Seller settles the Hutchinson Litigation not in compliance with the Settlement Parameters, Seller shall be responsible for any settlement amounts in excess of $15,000.  If, as a result of any action or inaction of Buyer, Seller is not able to control all decisions of the defendant in the Hutchinson Litigation, including the decision on whether to settle or litigate the case (subject to the Settlement Parameters), how to defend the case and the selection of counsel to defend Seller in the case, Buyer shall promptly reimburse Seller for any amounts incurred by Seller in the Hutchinson Litigation.

(i)          Compliance. To Seller’s Knowledge, Seller is not in violation of any federal, state, or local statute, law, regulation, rule, ordinance, code, order, license, or permit which is a material violation or which would have a material adverse effect on the business prospects or financial condition of the Business.

(j)          Tax Matters. Seller has filed all federal, state, and local tax returns required to be filed by Seller, and have paid in full or made adequate provision by the establishment of reserves for all taxes which have become due or will become due with respect to any period or partial period ending on or before the Closing Date. All such tax returns are true, complete, and accurate in all material respects, and there is no tax deficiency proposed or threatened against Seller. To Seller’s Knowledge, there are no investigations being conducted with respect to any taxes or tax returns of Seller. To Seller’s Knowledge, there are no tax liens that affect any of the Assets, and to Seller’s Knowledge, there are no federal, state, local, or foreign tax audits, administrative proceedings, or court proceedings currently being conducted with regard to any taxes or tax returns of Seller.

4.          Representations, Warranties and Covenants of Buyer. Buyer hereby represents, warrants, and covenants to Seller as follows:

(a)          Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of State of Ohio.

(b)          Authority. Buyer has all requisite limited liability company power and authority to enter into the Agreement and all agreements contemplated hereby, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and all agreements contemplated hereby have been duly authorized by all necessary action on the part of Buyer. The Agreement and all agreements contemplated hereby have been duly executed and delivered by Buyer and constitute the valid, binding and enforceable obligation of Buyer, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general principles of equity.

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(c)          Restrictions. Neither the execution and delivery of this Agreement by Buyer, nor the consummation of the transactions contemplated hereby, will violate any: (i) order, ruling, judgment or decree of any court or agency of government having jurisdiction over Buyer; or (ii) Buyer’s organizational documents or any other document or instrument to which Buyer is a party or by which Buyer is bound.

(d)         Acknowledgements Regarding the Business. Buyer understands and acknowledges the following:

(A)         the Business and Seller’s affiliates have certain shared services and assets (which are not included in the Assets), including without limitation insurance, information technology, employee benefit plans and a line of credit, all of which will cease to be available to the Business as of the date of this Agreement and all of which the Business will need to address following the Closing Date;

(B)         certain agreements to which Seller is a party may contain provisions requiring the consent of the counterparty in connection with the sale of the Business contemplated by this Agreement, the absence of such consent may be a default under such agreements allowing the counterparty to terminate such agreement and Seller has no obligation to obtain any such consent; and

(C)         the employees of the Business, including its management team, are integral to the operation of the Business, and such employees are not subject to any non-solicitation or non-competition agreements in favor of Seller.

(e)        By reason of its or its management’s business or financial experience, Buyer has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Buyer has had an opportunity to discuss the business, management and financial affairs of the Business with Seller, it affiliates and their respective representatives and has had the opportunity to review the operations, assets and liabilities, and facilities of the Business. Buyer has also had the opportunity to ask questions of and receive answers from Seller and its affiliates and its management regarding the operations, business, prospects and condition (financial or otherwise) of the Business. Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, and is consummating this Agreement and the actions contemplated hereby with a full understanding of all of the terms, conditions and risks and willingly accepts, adopts and assumes those terms, conditions and risks subject to the terms of this Agreement and all agreements contemplated hereby. Buyer has made its own decision to consummate the transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary and upon the terms of this Agreement and all agreements contemplated hereby. Buyer has made its own decision concerning the transaction without reliance on any representation or warranty of, or advice from, Seller except as set forth in this Agreement.

(f)      No Knowledge of Misrepresentations or Omissions. Buyer does not have any knowledge that any of the representations and warranties of Seller made in this Agreement are not true and correct.

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5.          Tax Matters. Buyer and Seller shall, and shall each cause its affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any tax return, amended tax return or claim for refund, determining liability for taxes or a right to refund of taxes, or in conducting any audit, litigation or other proceeding with respect to taxes. Buyer shall pay all Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify and defend each Seller Indemnified Person (defined below), and hold each Seller Indemnified Person harmless, with respect to such Transfer Taxes. Buyer shall file all necessary documentation and tax returns with respect to such Transfer Taxes. “Transfer Taxes” means all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the transaction contemplated by this Agreement or any agreements contemplated hereby, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties. Seller and Buyer agree to waive compliance with Article 6 (Bulk Sales) of the Uniform Commercial Code as adopted in each of the jurisdictions in which any of the Assets are located to the extent that such Article is applicable to the transactions contemplated hereby.

6.          Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the terms hereof, take place at the offices of Strauss & Troy LPA in Covington, Kentucky on the date of this Agreement (the “Closing Date”). The Parties intend that the Closing will occur by exchange of executed pdf signature pages, with original signature pages to be promptly delivered to the other Party. In any event, in addition to their other obligations under this Agreement, the Parties agree as follows:

(a)          Buyer’s Closing Obligations. On the Closing Date, Buyer shall at Closing:

(i)          deliver to Seller the cash portion of the Purchase Price in immediately available funds;

(ii)         execute and deliver two (2) originals of the Bill of Sale and Assignment and Assumption of Lease attached hereto as Exhibit E (the “Conveyance Agreement”) ;

(iii)        deliver evidence of Buyer’s organization and good standing and authorization to complete the transaction.

(b)          Seller’s Closing Obligations. On the Closing Date, Seller shall at Closing:

(i)     execute and deliver two (2) originals of the Conveyance Agreement; and

(ii)         deliver evidence of Seller’s organization and good standing and authorization to complete the transaction evidenced by this Agreement.

7.          Employees. Buyer acknowledges and agrees that Seller will terminate the employment of all of Seller’s employees as of the Closing Date. Buyer shall use its commercially reasonable efforts to return to Seller all of RSA tokens used by employees in the Business.

8.          Further Assurances. If, at any time after the Closing, any assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record Buyer’s right, title, or interest in the Assets acquired by Buyer hereunder, or otherwise to carry out this Agreement, Seller shall execute and deliver, upon request, all such assignments or assurances, and shall take and do all such other actions and things as may be necessary or desirable to vest, perfect, or confirm Buyer’s right title, and interest in such Assets. The provisions of this Section 9 shall survive indefinitely survive Closing.

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9.          Post-Closing Covenants.

(a)          Buyer shall, or cause one of its affiliates to, subject to the specific direction and oversight of Seller and its affiliates, process the payroll (including payment of taxes therefor) for employees of Seller through the Closing Date. Seller shall promptly reimburse Buyer for the payroll (and tax) amounts paid pursuant to the prior sentence (e.g., if Buyer pays the payroll pursuant to the prior sentence on April 17, 2015, Seller shall reimburse Buyer such amounts no later than April 20, 2015).

(b)          For a period of eighteen (18) months following the Closing Date, Buyer shall provide, or cause one of its affiliates to provide, to Seller and its affiliates, subject to the specific direction and oversight of Seller and its affiliates, with continued assistance and support in the preparation of financial statements for Seller and its affiliates, including providing information requested by Seller and its affiliates or their internal and external auditors. Buyer shall not be required to incur new expenses with any third parties in order to provide the services to Seller and its affiliates under this Section 9(b).

(c)          Buyer shall assume all responsibility for, and shall comply with all requirements related to, tax reporting for employees of Seller with respect to activities during calendar year 2015 (including, without limitation, production, mailing, filing and reporting of Form W-2, Wage and Tax Statement, Form W- 3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W-4, Employee’s Withholding Allowance Certificate and Form W-5, Earned Income Credit Advance Payment Certificate). Buyer shall provide Seller with prompt written notice of actions taken by Buyer pursuant to this paragraph.

(d)          Accounts Receivable. Buyer and Seller shall cooperate in determining the final amount of Seller’s Accounts Receivables by customer of the Business. Buyer shall use its commercially reasonable efforts to collect, on behalf of Seller, all of Seller’s Accounts Receivables from the applicable customers of the Business, and Buyer shall promptly remit all such collected amounts to Seller. If any customer of the Business owes both Seller and Buyer based on invoices provided to such customer, any amounts collected by Buyer from such customer shall (i) first be applied to Seller’s Accounts Receivables with an invoice date on or after February 9, 2015 and be promptly remitted to Seller, (ii) then, if the customer had specifically identified how such payment was to be applied to Seller’s Accounts Receivables or to accounts receivables for services rendered by Buyer after the Closing Date, such amounts shall be applied and remitted as instructed by the customer, (iii) then be applied to accounts receivables for services rendered by Buyer after the Closing Date and (iv) then be applied to any remaining Seller’s Accounts Receivables and be promptly remitted to Seller. Notwithstanding the foregoing, if a customer specifically and reasonably disputes an invoice with respect to a Seller’s Accounts Receivable, Buyer shall inform Seller of such dispute, Buyer shall promptly provide Seller with all information and documentation supporting or related to such invoice and Buyer shall not be obligated to remit amounts collected from such customer with respect to such invoice until the dispute has been resolved. At the request of Seller, Buyer shall promptly provide Seller with all information and documentation supporting or related to any Seller’s Accounts Receivables. Buyer shall have no obligation to sue any customer as part of its commercially reasonable efforts to collect Seller’s Accounts Receivables. Buyer shall have no liability to Seller for failure to collect the Seller’s Accounts Receivables except as provided in this Section 9(d). Buyer shall not be required to incur new expenses with any third parties in order to provide the services to Seller under this Section 9(d).

(e)          Buyer shall provide, or cause one or more of its affiliates to provide, the services contemplated by this Section 9 with the same degree of skill, attention and care as it exercises in performing the same or similar services for itself and its affiliates and in the manner and at a level of service generally consistent with that provided by the Business to Seller and its affiliates immediately preceding the Closing Date. The Parties agree that the provision of the services contemplated by this Section 9 is included as part of the consideration exchanged between the Parties in connection with the transaction contemplated by this Agreement and no amounts are to be paid by Seller to Buyer for the provision of such services.

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10.         Indemnification.

(a)          Obligation to Indemnify by Seller. Seller agrees to indemnify, defend, and hold harmless Buyer from and against any Losses (as defined below) relating to, based upon, arising out of, or otherwise in respect of (1) any falsity or breach of any representation or warranty or breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement or any document or agreement executed in connection herewith; (2) any liability of Seller that is imposed on Buyer, except for Assumed Liabilities or any other liabilities of Seller which are expressly assumed in writing by Buyer; and (3) any liability of Seller arising or related to the period prior to the Closing with respect to any of its employees. As used in this Agreement, “Loss” or “Losses” means any and all claims, actions, suits, proceedings, demands, assessments, judgments, losses, remedial action requirements, costs, expenses, deficiencies, damages, fines, penalties, liabilities, or expenses for which indemnification is being sought (including, but not limited to, reasonable attorneys’ fees) after giving effect to offsetting recoveries or related proceeds actually received from insurance policies or similar arrangements or from third parties. This obligation to indemnify shall continue for twelve (12) months from the Closing Date; provided, however, that any claim which is made within such twelve (12) month period may be pursued to completion.

(b)          Notwithstanding anything to the contrary in this Agreement or any agreements contemplated hereby, Buyer shall not be entitled to recover pursuant to this Section 10 for any Losses except to the extent that the aggregate amount of any such Losses indemnifiable hereunder exceeds $20,000, at which point, Seller will be obligated to indemnify Buyer for all such Losses in excess of the $20,000 and up to an aggregate amount equal to $100,000, subject to the other clauses of this Section 10. Notwithstanding anything to the contrary in this Agreement or any agreements contemplated hereby:

(i)          (I) IN NO EVENT SHALL SELLER, ITS AFFILIATES, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON BE LIABLE UNDER THIS AGREEMENT OR ANY AGREEMENTS CONTEMPLATED HEREBY OR OTHERWISE TO BUYER, ITS AFFILIATES, ANY OTHER MEMBER, MANAGER, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF BUYER OR ITS AFFILIATES OR ANY THIRD PARTY FOR (A) ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, OR (B) ANY INDEMNIFICATION CLAIM THAT ARISES (DIRECTLY OR INDIRECTLY) FROM ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, STATUTORY, EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES, INCLUDING ANY DAMAGES FOR BUSINESS INTERRUPTION, DIMINUTION IN VALUE OR LOSS OF USE, DATA, REVENUE OR PROFIT, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, IN EACH CASE OF CLAUSE (A) AND CLAUSE (B) REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE AND WHETHER OR NOT SELLER, ITS AFFILIATES, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE OR (II) THE LIABILITY OF SELLER, ITS AFFILIATES, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION AGREEMENTS OR OTHERWISE TO BUYER, ITS AFFILIATES, ANY OTHER MEMBER, MANAGER, DIRECTOR, OFFICER, EMPLOYEE, AGENT OR REPRESENTATIVE OF BUYER OR ITS AFFILIATES OR ANY THIRD PARTY, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE SHALL BE LIMITED TO DIRECT PROVABLE DAMAGES ONLY.

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(ii)         BUYER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY AGREEMENTS CONTEMPLATED HEREBY, NO SELLER INDEMNIFIED PERSON MAKES ANY COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING (I) WITH RESPECT TO THE BUSINESS, ITS OPERATIONS, ASSETS AND LIABILITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR (II) AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING THE BUSINESS FURNISHED OR MADE AVAILABLE TO BUYER AND THEIR REPRESENTATIVES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGE THAT THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NONE OF SELLER, ITS AFFILIATES, ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION, DOCUMENTS OR MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER OR ANY OTHER PERSON BY SELLER, ITS AFFILIATES OR ANY OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR ADVISORS OF SELLER OR ITS AFFILIATES.

(iii)        The amount which Seller is required to pay to, for or on behalf of Buyer pursuant to this Section 10 shall be adjusted (including, retroactively) by any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by or on behalf of Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates in reduction of the related indemnifiable Loss. Buyer agrees to use its commercially reasonable efforts to pursue and collect on any recovery with respect to any indemnifiable Loss available under any insurance policies. If Buyer shall have received from Seller or Seller shall have had paid on its behalf a payment in respect of a Loss indemnified under this Section 10 and Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates shall subsequently receive insurance proceeds or other payment in respect of such Loss, then Buyer shall pay to Seller the amount of such insurance proceeds or other payment or, if lesser, the amount of the original payment made by Seller to or on behalf of Buyer in respect of such Loss. To the extent that Buyer is entitled to indemnification pursuant to this Section 10, Seller shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates may have to insurance policies or similar contracts with respect to which such person or entity is a beneficiary. Buyer shall take such actions as Seller may reasonably request for the purpose of enabling Seller to perfect or exercise the right of subrogation under this paragraph.

(iv)        The amount of any indemnity provided in Section 10 shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for taxes realized by Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates as a result of the Losses giving rise to such indemnity claim. If the indemnity amount is paid prior to Buyer realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates subsequently realizes such actual reduction in cash payments for Taxes, then Buyer shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments paid by Seller with respect to such Losses) to Seller.

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(v)         Buyer, its affiliates and any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates acknowledge and agree that its sole and exclusive rights and remedies with respect to any and all matters arising out of, relating to or connected with this Agreement, any other agreement contemplated hereby, the Business or its respective assets and liabilities, any of Seller or any of its affiliates or their respective assets and liabilities or the transactions contemplated by this Agreement or any other agreement contemplated hereby shall be pursuant to the indemnification provisions set forth in this Section 10. In furtherance of the foregoing, Buyer (on behalf of itself, its affiliates and any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates) hereby waives, from and after the Closing Date, any and all rights, remedies, claims and causes of action with respect to the foregoing except pursuant to the indemnification provisions set forth in this Section 10.

(vi)        No fact, event, misrepresentation or occurrence that, in the absence of this paragraph, would constitute a liability to be indemnified pursuant to Section 10 shall be deemed to constitute a liability to be indemnified pursuant to Section 10 for which Buyer would be entitled to be indemnified pursuant to Section 10 if Buyer, its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates has knowledge of such fact, event, misrepresentation or occurrence on or prior to the Closing Date.

(vii)       Buyer agrees that, for so long as Buyer has any right of indemnification under Section 10, it will not, and agrees to use its commercially reasonable efforts to ensure that its affiliates or any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates do not, voluntarily or by discretionary action, accelerate the timing, or increase the cost, of any obligation of Seller under Section 10 (any such voluntary or discretionary action, a “Prohibited Action”); provided, however that “Prohibited Action” shall not be deemed to include any action which in the written opinion of Buyer’s legal counsel is required to be taken in order to be in compliance with applicable law. Notwithstanding anything to the contrary in this Agreement, Seller shall not be obligated to indemnify Buyer for any Loss arising out of or by reason of or in connection with or due to any Prohibited Action.

(viii)      No Losses of Buyer shall be determined or increased based on any multiple of any financial measure (including earnings, sales or other benchmarks) that might have been used by Buyer in the valuation of the Business.

(c)          Obligation to Indemnify by Buyer. Buyer agrees to indemnify, defend, and hold harmless Seller, its affiliates and the members, managers, directors, officers, employees, agents and representatives of Seller or its affiliates (collectively, the “Seller Indemnified Parties”) from and against any Losses relating to, based upon, arising out of, or otherwise in respect of (1) any falsity or breach of any representation or warranty or breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement or any document or agreement executed in connection herewith; (2) Buyer, its affiliates and any other member, manager, director, officer, employee, agent or representative of Buyer or its affiliates or any of the business or operations of Buyer or its affiliates, including without limitation the Business (except as specifically enumerated in Section 10(a) as an item for which Seller will indemnify Buyer); (3) any taxes (including, without limitation, fees, assessments and penalties) incurred by, imposed on or assessed against the Business on or after the Closing Date (except as specifically enumerated in Section 10(a) as an item for which Seller will indemnify Buyer); and (4) Assumed Liabilities.

11.         [Intentionally Omitted].

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12.         Non-Competition and Non Solicitation Covenants of Seller. Seller agree that from and after the Closing Date and until April 10, 2018, Seller will not, directly or indirectly, engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business (as defined below) in a Restricted Territory (as defined below). It is agreed that passive ownership of no more than five percent (5%) of the outstanding voting or profits interest of any publicly held entity or business shall not constitute a violation of this provision. “Restricted Business” shall mean any temporary staffing business. “Restricted Territory” shall mean the area encompassed by a circle, the center point of which is Fountain Square in Cincinnati, Ohio and the radius of which is one hundred fifty (150) miles. Seller further agree that from and after the Closing Date and until April 10, 2018, Seller will not solicit, recruit, hire, encourage or take any other action which is intended to induce any employee of Buyer to terminate his or her employment with Buyer (other than through or as a result of the placement or sponsorship of a general advertisement for employment not specifically targeted at any employees of Buyer). The provisions of this Section 12 shall survive the Closing of the transactions evidenced by this Agreement until April 10, 2018.

13.         Miscellaneous.

(a)          Commissions. Each of the Parties hereto represents and warrants that there are no claims for finder’s fees or brokerage commissions in connection with the transactions contemplated by this Agreement.

(b)          Expenses. Seller and Buyer shall separately bear their costs and expenses (including, without limitation, attorney’s fees) incurred pursuant to this Agreement in connection with all things required to be done by them hereby, except as expressly provided herein.

(c)          Assignability; Parties in Interest. No Party to this Agreement shall assign, transfer, or otherwise dispose of any of its rights, duties, or obligations hereunder without the prior written consent of the other Party hereto, and any attempted assignment without such prior written consent shall be void ab initio. Except as limited by the foregoing, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties hereto and their respective heirs, successors, permitted assigns, and legal or personal representatives.

(d)          Entire Agreement; Amendments. This Agreement, including, without limitation, any Exhibits, lists, schedules, and other documents and writings referred to herein or delivered pursuant hereto, all of which form a part hereof, contains the entire understanding of the Parties with respect to its subject matter. It merges and supersedes all prior and/or contemporaneous agreements and understandings between the Parties, written or oral, with respect to its subject matter and there are no restrictions, agreements, promises, warranties, covenants, or undertakings between the Parties with respect to the subject matter hereof other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by all Parties or their respective heirs, successors, permitted assigns, or legal or personal representatives.

(e)          Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context expressly provides otherwise, any approval, determination, election or authorization required to be obtained from a Party shall be at such Party’s sole discretion. The word “or” is not exclusive. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

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(f)          Severability. In the event that any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, or the application of the invalid, illegal, or unenforceable provision to any other person or circumstance, and this Agreement shall then be construed as if such invalid, illegal, or unenforceable provision had not been contained in this Agreement, but only to the extent of such invalidity, illegality, or unenforceability.

(g)          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given in writing by personal delivery, by recognized overnight delivery service or by e-mail transmission, and shall be deemed to be duly given and received on the date of delivery to the respective addresses or emails below. Notices shall be sent to the Parties and their attorneys at the following addresses or to such other address as any Party may have furnished to the others in writing in accordance herewith:

(i)	To Seller:
Kable Staffing Resources LLC
c/o AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540
Attn: Christopher Vitale, Esq.
Tel: (609) 716-8211
E-Mail: cvitale@amrepcorp.com

(ii)	Mandatory Copy to:

Kable Staffing Resources LLC
c/o AMREP Corporation
300 Alexander Park, Suite 204
Princeton, New Jersey 08540
Attn: Chief Financial Officer

(iii)	To Buyer:	TSJ Staffing, LLC
4412 Carver Woods Drive, Suite 200
Cincinnati, Ohio 45242
Attn: S. Joshua Guttman
Tel: (513) 312-3002
E-Mail: jguttman@tsjnews.com

(iv)	Mandatory Copy to:	Strauss & Troy LPA
50 East RiverCenter Blvd.
Suite 1400
Covington, Kentucky 41011
Attn: Andrew R. Giannella, Esq.
Tel: (513) 309-7460
E-Mail: argiannella@strausstroy.com

Any Party may change his or its notice address by providing written notice to the other Parties as set forth above. Attorneys for the Parties are permitted to give notice on behalf of their clients.

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(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Each Party irrevocably submits to the exclusive jurisdiction of the federal or state courts located in Cincinnati, Ohio for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in the “Notices” section hereof shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction in this Section. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal or state courts located in Cincinnati, Ohio, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(i)          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart. All such executed counterparts shall together constitute one and the same instrument.

(j)          Waivers. The Parties may, by written agreement: (i) extend the time for the performance of any of the obligations or other acts of the Parties, (ii) waive any inaccuracies in the representations contained in this Agreement or in any document delivered pursuant to this Agreement, and (iii) waive compliance with or modify any of the covenants contained in this Agreement and waive or modify performance of any of the obligations of any of the Parties.

(k)          Survival. Except as otherwise expressly provided in this Agreement, the representations, warranties, and covenants of the Parties set forth in this Agreement shall survive the closing or termination of this Agreement for a period of twelve (12) months (the “Survival Period”); provided, however, that if either Party timely makes a claim during the applicable Survival Period (either twelve (12) months or such other period of time expressly provided in this Agreement), such Party shall be entitled to pursue such claim through its final resolution.

(l)          Borrower consent to Lender or its affiliates publicly disclosing the APA, including by filing such documents with the Securities and Exchange Commission or the New York Stock Exchange.

[SIGNATURE PAGE FOLLOWS]

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The Parties hereto have caused this Agreement to be executed by and through their duly authorized representative as of the day and year first written above.

Buyer:

TSJ STAFFING, LLC, an Ohio limited liability company

By: Gate West Coast Ventures, LLC, its sole member

By:	/s/ S. Joshua Guttman
Name: S. Joshua Guttman
Title: Authorized Manager

Seller:

KABLE STAFFING RESOURCES LLC, a Delaware limited liability company

By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: President and Chief Executive Officer